UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 17, 2007

Alliant Techsystems Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-10582	41-1672694
(State or other jurisdiction	(Commission	(I.R.S. Employer Identification No.)
of incorporation)	File Number)

5050 Lincoln Drive Edina, Minnesota	55436-1097
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 351-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a)           Under the terms of the indenture governing Alliant Techsystems Inc.’s (“ATK”) 3.00% Convertible Senior Subordinated Notes, $200 million aggregate principal amount, that mature on August 15, 2024 (the “3.00% Convertible Notes”), the holders of the 3.00% Convertible Notes are entitled to convert their notes if, during any fiscal quarter, the last reported sale price of ATK’s common stock is greater than or equal to 130% of the conversion price, or $103.68, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter.  This condition was satisfied on September 17, 2007.  The conversion rate is 12.5392 shares of ATK common stock per $1,000 principal amount of these notes (a conversion price of $79.75).  Accordingly, the 3.00% Convertible Notes are now convertible at any time at the option of the holder from October 1, 2007 through December 30, 2007, and will remain convertible so long as ATK’s stock price continues to meet the 130%-of-conversion-price condition, as described above.  The indenture requires ATK to satisfy 100% of the principal amount of these notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at the sole election of ATK.

                Under the terms of the indenture governing ATK’s 2.75% Convertible Senior Subordinated Notes, $280 million aggregate principal amount, that mature on February 15, 2024 (the “2.75% Convertible Notes”), the holders of the 2.75% Convertible Notes are entitled to convert their notes if, during any fiscal quarter, the last reported sale price of ATK’s common stock is greater than or equal to 130% of the conversion price, or $103.30, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter.  This condition was satisfied on September 17, 2007.  The conversion rate is 12.5843 shares of ATK common stock per $1,000 principal amount of these notes (a conversion price of $79.46).  Accordingly, the 2.75% Convertible Notes are now convertible at any time at the option of the holder from October 1, 2007 through December 30, 2007, and will remain convertible so long as ATK’s stock price continues to meet the 130%-of-conversion-price condition, as described above.  The indenture requires ATK to satisfy 100% of the principal amount of these notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at the sole election of ATK.

As a result of the 3.00 % Convertible Notes and 2.75% Convertible Notes becoming convertible, $480 million of long-term debt will be reclassified to current liabilities on the consolidated balance sheet for the quarter ending September 30, 2007.  In the quarter ending September 30, 2007, ATK will also write off $5.6 million of unamortized debt issuance costs ($3.3 million after-tax), which were previously being amortized through the first call date of the underlying securities. The non-cash write-off of debt issuance costs represents approximately $.09 per share, and was not previously contemplated in ATK’s earnings per share guidance provided on August 2, 2007.

ATK’s principal sources of liquidity continue to be cash generated by operations and borrowings under its credit facilities.  Based on ATK’s current financial condition, management believes that cash generated from operating activities, combined with the availability of funding, if needed, under its revolving credit facilities, as well as through future sources of funding, including accessing debt and equity markets, will be adequate to fund its current and long-term debt obligations, make capital expenditures, and fund future growth at ATK over the next 12 months.

Certain statements made and information contained in this report constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: delays in NASA’s human-rated launch programs; changes in governmental spending, budgetary policies and product sourcing strategies; the company’s competitive environment; risks inherent in the development and manufacture of advanced technology; increases in commodity costs, energy prices, and production costs; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; the availability of capital market financing; changes to accounting standards; changes in tax rules or pronouncements; economic conditions; and the company’s capital deployment strategy, including debt repayment, share repurchases, pension funding, mergers and acquisitions and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIANT TECHSYSTEMS INC.
Date: September 21, 2007	By:	/s/ JOHN L. SHROYER
John L. Shroyer Senior Vice President and Chief Financial Officer